ROSECLIFF ACQUISITION CORP I
767 5th Avenue, 34th Floor
New York, New York 10153
(212) 492-3000

NOTICE OF
SPECIAL MEETING IN LIEU OF THE 2023
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2023

P R O X Y C A R D

TO THE STOCKHOLDERS OF ROSECLIFF ACQUISITION CORP I:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2023 annual meeting of stockholders of Rosecliff Acquisition Corp I, a Delaware corporation ("RCLF"), will be held at [●] a.m. Eastern Time, on [●], 2023 in virtual format (the "Special Meeting"). The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing (toll-free within the U.S. and Canada) or (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example X

Rosecliff Acquisition Corp I — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1. **The Business Combination Proposal —** To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 11, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Business Combination Agreement"), by and among RCLF, Ghost Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of RCLF ("Merger Sub I"), Ghost Merger Sub II LLC, a Delaware corporation and wholly owned subsidiary of RCLF ("Merger Sub II"), and Spectral MD Holdings Ltd., a Delaware corporation ("Spectral"), and the transactions contemplated thereby, pursuant to which Merger Sub I will merge with and into Spectral (the "First Merger"), with Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF changing its name to "Spectral AI, Inc.", and, immediately following the First Merger, Spectral will merge with and into Merger Sub II (the "Second Merger" and, together with the First Merger, and the other transactions contemplated by the Business Combination Agreement, the "Business Combination"), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2. **The Nasdaq Proposal —** To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of RCLF common stock to Spectral stockholders and securities exercisable or convertible into shares of RCLF common stock to other Spectral equityholders pursuant to the Business Combination Agreement (the "Nasdaq Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. **The Charter Proposal —** To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the "Proposed Charter") in the form attached hereto as Annex B, including changing RCLF's name from "Rosecliff Acquisition Corp I" to "Spectral AI, Inc." (the "Charter Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

4. **The Governance Proposal —** To consider and act upon, on a non-binding advisory basis, three separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with the requirements of the Securities and Exchange Commission (the "Governance Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

5. **The Director Election Proposal —** To consider and vote upon a proposal to elect six directors to serve on the Board of Directors of the Combined Company (the "Board") until the 2024 annual meeting of stockholders and such time as their respective successors are duly elected and qualified (the "Director Election Proposal" and, collectively with the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the "condition precedent proposals").

FOR ☐ AGAINST ☐ ABSTAIN ☐

6. **The Adjournment Proposal —** To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the "Adjournment Proposal" and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal and the Director Election Proposal, the "Proposals" and, each, a "Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

Dated: ______________________________, 2023

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Signature

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(Signature if held Jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the proposals. If any other matters properly come before the Special Meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.